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                    August 30, 2022

       David Roberson
       Chief Executive Officer
       Carney Technology Acquisition Corp. II
       630 Ramona Street
       Palo Alto, CA 94301

                                                        Re: Carney Technology
Acquisition Corp. II
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 001-39779

       Dear Mr. Roberson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction